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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-1A

                               FILE NO. 811-4168


              REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY

                                  ACT OF 1940                                [X]


  THIS AMENDMENT IS BEING FILED ONLY UNDER THE INVESTMENT COMPANY ACT OF 1940.


                                GEMINI II, INC.


               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                     P.O. BOX 2600, VALLEY FORGE, PA 19482
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)
                  REGISTRANT'S TELEPHONE NUMBER (610) 669-1000
                         RAYMOND J. KLAPINSKY, ESQUIRE
                                  P.O. BOX 876
                             VALLEY FORGE, PA 19482

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1997


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                          GEMINI II, INC. ( THE "FUND")

FORM N-1A, PART A:

RESPONSES TO ITEMS 1 THROUGH 3 HAVE BEEN OMITTED PURSUANT TO PARAGRAPH 4 OF INSTRUCTION F OF THE GENERAL INSTRUCTIONS TO FORM N-1A.

ITEM 4. GENERAL DESCRIPTION OF REGISTRANT

         The Fund is an open-end, diversified management investment company and is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 ("1940 Act"). The Fund was incorporated in the State of Maryland on December 6, 1984. It was originally organized as a dual purpose, closed-end investment company offering two classes of shares: Income Shares and Capital Shares. As required by the Fund's charter, all of the issued and outstanding Income Shares were redeemed by the Fund on January 31, 1997. Thereafter, pursuant to a vote of the holders of Capital Shares, the Fund was reorganized as an open-end investment company effective March 4, 1997. The Fund is not currently offering or selling its shares. If approved by shareholders, the Fund will merge into Vanguard/Windsor Fund in June of 1997.

INVESTMENT OBJECTIVE

         The investment objective of the Fund is to seek long-term capital appreciation and current and long-term growth of income, primarily through investment in dividend paying common stocks. This investment objective is fundamental and so cannot be changed without the approval of a majority of the Fund's shareholders. There is no assurance that the Fund will achieve its investment objective.

INVESTMENT POLICIES

         Under normal circumstances, the Fund will invest at least 80% of its total assets in common stocks. The Fund may also invest in other equity securities, bonds, notes and money market instruments, although it will not invest more than 20% of its assets in such securities, except for temporary defensive purposes. The Fund's stocks will be selected principally on the basis of fundamental investment value and, at the time of purchase, may be deemed by the investment adviser to be overlooked or undervalued in the marketplace. Key to the valuation process is the relationship of a company's underlying earning power and dividend payout to the market price of its stock. The Fund's holdings will usually be characterized by relatively low price-earnings ratios and above-average income yields, in each case as compared to the Standard & Poors 500 Composite Price Index (the "S&P 500 Index"). The S&P 500 Index, which is heavily weighted towards stocks with large market capitalizations, emphasizes established companies with consistent dividend records and strong balance sheets. The investment adviser intends to emphasize stocks with similar financial characteristics, with the emphasis, however, on "value" stocks with



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relatively high current yields and relatively low price-earnings ratios. The
Fund may also invest in stock futures contracts and options, and in foreign securities to a limited extent.

INVESTMENT LIMITATIONS

         The Fund has adopted certain limitations on its investment practices. Specifically, the Fund will not:

         (1) with respect to 75% of the value of its total assets, purchase the securities of any issuer (except obligations of the United States government and its instrumentalities) if as a result the Fund would hold more than 10% of the outstanding voting securities of the issuer, or more than 5% of the value of the Fund's total assets would be invested in the securities of such issuer;

         (2) invest in securities of other investment companies, except as may be acquired as a part of a merger, consolidation or acquisition of assets approved by the Fund's shareholders or otherwise to the extent permitted by Section 12 of the Investment Company Act of 1940. The Fund will invest only in investment companies which have investment objectives and investment policies consistent with those of the Fund;

         (3) borrow money, except that the Fund may borrow from banks (or through reverse repurchase agreements), for temporary or emergency (not leveraging) purposes, including the meeting of redemption requests which might otherwise require the untimely disposition of securities, in an amount not exceeding 15% of the value of the Fund's net assets(including the amount borrowed and the value of any outstanding reverse repurchase agreements) at the time the borrowing is made. Whenever borrowings exceed 5% of the value of the Fund's net assets, the Fund will not make any additional investments;

         (4) purchase or otherwise acquire any security if, as a result, more than 15% of its net assets would be invested in securities that are illiquid;

         (5)      purchase securities on margin, nor sell securities short;

         (6) invest for the purpose of exercising control over management of any company;

         (7) make loans, except (i) by purchasing bonds, debentures or similar obligations (including repurchase agreements) which are either publicly distributed or customarily purchased by institutional investors, and (ii) lending its securities to qualified brokers, dealers, banks and other financial institutions for the purpose of realizing additional income, as long as the terms, structure and aggregate amount of such loans are not inconsistent



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                  with the Investment Company Act of 1940, or the rules and
                  regulations or interpretations of the Securities and Exchange Commission;

         (8) underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities the Fund may be deemed an underwriter;

         (9) purchase real estate commodities or commodity contracts, although the Fund may purchase or sell securities in companies which deal in real estate or interests therein;

         (10)     invest in or write put, call, straddle or spread options;

         (11) invest directly in oil, gas or other mineral exploration development programs; or

         (12) invest more than 25% of the value of its total assets in any one industry.

         These investment limitations are considered at the time investment securities are purchased. The investment limitations described here are fundamental, and so may be changed only with the approval of a majority of the Fund's shareholders.

INVESTMENT RISKS

As a mutual fund investing primarily in common stocks, the Fund is subject to MARKET RISK -- i.e., the possibility that common stock prices will decline over short or even extended periods. The U.S. stock market has tended to be cyclical, with periods when common stock prices generally rise and periods when prices generally decline.

The investment adviser manages the Fund according to the traditional methods of "active" investment management, which involve the buying and selling of securities based upon economic, financial and market analysis and investment judgment. MANAGER RISK refers to the possibility that the Fund's investment adviser may fail to execute the Fund's investment strategy effectively. As a result, the Fund may fail to achieve its stated objective.

IMPLEMENTATION OF POLICIES

SHORT-TERM FIXED INCOME SECURITIES

Although it normally seeks to remain substantially fully invested in equity securities, the Fund may invest in certain short-term fixed income securities. Such securities may be used temporarily to invest uncommitted cash balances, to maintain liquidity to meet shareholder redemptions, or to take a temporarily defensive position against a potential stock market decline. No more than 20% of the Fund's assets will be committed to short-term fixed


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income securities for purposes other than taking a temporary defensive position.
These securities include: obligations of the United States government and its agencies or instrumentalities; commercial paper, bank certificates of deposit, and bankers' acceptances; and repurchase agreements collateralized by these securities. In addition, the Fund may, on occasion, invest a small portion of its assets in bonds with ratings below investment grade when selected issues are believed to offer prospective returns competitive with equity securities.

A repurchase agreement is a means of investing monies for a short period. In a repurchase agreement, a seller -- a U.S. commercial bank or recognized U.S. securities dealer -- sells securities to the Fund and agrees to repurchase the securities at the Fund's cost plus interest within a specified period (normally one day). In these transactions, the securities purchased by the Fund will have a total value equal to or in excess of the value of the repurchase agreement, and will be held by the Fund's Custodian Bank until repurchased.

SECURITIES OF FOREIGN ISSUERS

The Fund may invest up to 20% of its assets in foreign securities and may engage in currency transactions with respect to such investments. Securities of foreign issuers may trade in U.S. or foreign securities markets. Securities of foreign issuers may involve investment risks that are different from those of domestic issuers. Such risks include the effect of foreign economic policies and conditions, future political and economic developments, and the possible imposition of exchange controls or other foreign governmental restrictions on foreign debt issuers. There may also be less publicly available information about a foreign issuer than a domestic issuer of securities. Foreign issuers are generally not subject to the uniform accounting, auditing and financial reporting standards that apply to domestic issuers. Foreign debt markets may be characterized by lower liquidity, greater price volatility, and higher transaction costs. Additionally, it may be difficult to obtain or enforce a legal judgment in a foreign court.

SECURITIES LENDING

The Fund may lend its investment securities to qualified institutional investors for either short-term or long-term periods for the purpose of realizing additional income. Loans of securities by the Fund will be collateralized by cash, letters of credit, or securities issued or guaranteed by the U.S. Government or its agencies. The collateral will equal at least 100% of the current market value of the loaned securities.

BORROWING

The Fund may borrow money, subject to the restrictions described on page 2 in Investment Limitations, for temporary or emergency purposes, including the meeting of redemption requests which might otherwise require the untimely disposition of securities.



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PORTFOLIO TURNOVER

Although it generally seeks to invest for the long term, the Fund retains the right to sell securities irrespective of how long they have been held. It is anticipated that the annual portfolio turnover of the Fund will not exceed 100%. A turnover rate of 100% would occur, for example, if all of the securities of the Fund were replaced within one year.

DERIVATIVES (FUTURES AND OPTIONS)

Derivatives are instruments whose values are linked to or derived from an underlying security or index. The most common and conventional types of derivative securities are futures and options.

The Fund may invest in futures contracts and options, but only to a limited extent. Specifically, the Fund may enter into futures contracts provided that not more than 5% of its assets are required as a futures contract deposit; in addition, the Fund may enter into futures contracts and options transactions only to the extent that obligations under such contracts or transactions represent not more than 20% of the Fund's assets.

Futures contracts and options may be used for several common fund management strategies: to maintain cash reserves while simulating full investments, to facilitate trading, to reduce transaction costs, or to seek higher investment returns when a specific futures contract is priced more attractively than other futures contracts or the underlying security or index. While futures contracts and options can be used as leveraged investments, the Fund may not use futures or options transactions to leverage its net assets.

For example, in order to remain fully invested in stocks while maintaining liquidity to meet potential shareholder redemptions, the Fund may invest a portion of its assets in a stock futures contract. Because futures contracts only require a small initial margin deposit, the Fund would then be able to maintain a cash reserve for potential redemptions, while at the same time remaining fully invested. Also, because the transaction costs of futures and options may be lower than the costs of investing in stocks directly, it is expected that the use of futures contracts and options may reduce the Fund's total transaction costs.

The Fund may use futures contracts for bona fide "hedging" purposes. In executing a hedge, a manager sells, for example, stock index futures to protect against a decline in the stock market. As such, if the market drops, the value of the futures position will rise, thereby offsetting the decline in value of the Fund's stock holdings.

The primary risks associated with the use of futures contracts and options are
(i) imperfect correlation between the change in market value of the stocks held by the Fund and the prices of futures contracts and options; and (ii) possible lack of a liquid secondary


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market for a futures contract and the resulting inability to close a futures position prior to its maturity date. The risk of imperfect correlation will be minimized by investing in those contracts whose price fluctuations are expected to resemble those of the Fund's underlying securities. The risk that the Fund will be unable to close out a futures position will be minimized by entering into such transactions on a national exchange with an active and liquid secondary market.

The risk of loss in trading futures contracts in some strategies can be substantial, due both to the low margin deposits required and the extremely high degree of leverage involved in futures pricing. As a result, a relatively small price movement in a futures contract may result in immediate and substantial loss (or gain) to the investor. When investing in futures contracts, the Fund will segregate cash or cash equivalents in the amount of the underlying obligation.

ITEM 5. MANAGEMENT OF THE FUND

A RESPONSE TO ITEM 5(a) HAS BEEN OMITTED PURSUANT TO PARAGRAPH 4 OF INSTRUCTION F OF THE GENERAL INSTRUCTIONS TO FORM N-1A.

The Fund employs Wellington Management Company, LLP (WMC), 75 State Street, Boston, MA 02109, as its investment adviser. WMC manages the Fund subject to the control of the officers and directors of the Fund. WMC is an investment counseling firm that was founded in 1931; it currently manages more than $130 billion in assets. The manager responsible for WMC's strategy for Vanguard/Windsor Fund is:

CHARLES T. FREEMAN, Senior Vice President and Partner of WMC; 30 years investment experience, 28 years with WMC and Vanguard/Windsor Fund; B.S. and M.B.A. from the University of Pennsylvania.

Mr. Freeman was appointed Fund manager in January 1996, following the retirement of John C. Neff, who had managed the Fund since 1964.

Pursuant to the Agreement, the Fund pays the Adviser a fee (the "Basic Fee") at the end of each quarter, calculated by applying a quarterly rate, based on the following annual percentage rates, to the Fund's average month-end net assets for the quarter:

                    Net Assets                          Rate
                    ----------                          ----
                    First $300 million..............    0.350%
                    Over $300 million...............    0.275%

The Basic Fee, as provided above, may be increased or decreased by an amount equal to 0.10% per annum (0.025%) per quarter of the average month-end net assets of the Fund if the Fund's investment performance for the thirty-six months preceding the end of the quarter is twelve percentage points or more above or below, respectively, the investment record of the S&P 500 Index for the same period; or by an amount equal to 0.05% per


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annum (0.0125% per quarter) if the Fund's investment performance for such thirty-six months is six or more but less than twelve percentage points above or below, respectively, the investment record of the S&P 500 Index.

During the fiscal year ended December 31, 1996, the Fund paid the Adviser a base advisory fee of approximately $1,356,000 (.33% of 1% of average net assets), before a decrease of approximately $185,000 (.05% of 1% of average net assets) based on the Fund's investment performance.

The Adviser is a Massachusetts limited liability partnership of which the following persons are managing partners; Messrs. Robert W. Duran, Duncan M. McFarland, and John R. Ryan.

ITEM 6. CAPITAL STOCK AND OTHER SECURITIES

The Fund is a Maryland corporation. The Articles of Incorporation permit the Directors to issue 30,000,000 shares of common stock, with a one dollar par value.

The shares of the Fund are fully paid and non-assessable; have no preference as to conversion, exchange, dividends, retirement or other features; and have no pre-emptive rights. Such shares have non-cumulative voting rights, meaning that the holders of more than 50% of the shares voting for the election of Directors can elect 100% of the Directors if they so choose.

Annual meetings of shareholders will not be held except as required by the Investment Company Act of 1940 and other applicable law. An annual meeting will be held to vote on the removal of a Director or Directors of the Company if requested in writing by the holders of not less than 10% of the outstanding shares of the Company.

All securities and cash are held by State Street Bank and Trust Company, Boston, MA. The Vanguard Group, Inc. Valley Forge, PA, serves as the Fund's Transfer and Dividend Disbursing Agent. Price Waterhouse LLP, serves as independent accountants for the Fund and will audit its financial statements annually. Shareholder inquiries should be made to The Vanguard Group, Vanguard Financial Center, Valley Forge, PA 19482-2600; 1-800- 662-2739.

The Fund does not expect to declare or pay any dividends or distributions prior to its merger into Vanguard/Windsor Fund, however, the Fund will do so to the extent necessary to qualify for taxation as a "regulated investment company" under the Internal Revenue Code.

Any dividends paid by the Fund from net investment income, whether received in cash or reinvested in additional shares, will be taxable to shareholders as ordinary income. For corporate investors, dividends from net investment income will generally qualify in part for the corporate dividends received deduction. However, the portion of the dividends so



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qualified depends on the aggregate taxable qualifying dividend income received by the Fund from domestic (U.S.) sources.

Any distributions paid by the Fund from long-term capital gains, whether received in cash or reinvested in additional shares, are taxable as long-term capital gains, regardless of the length of time you have owned shares in the Fund. Capital gains distributions are made when the Fund realizes net capital gains on sales of portfolios securities during the year. The Fund does not seek to realize any particular amount of capital gains during a year; rather, realized gains are a by-product of portfolio management activities. Consequently, capital gains distributions may be expected to vary considerably from year to year; there will be no capital gains distributions in years when the Fund realizes net capital losses.

ITEM 7. PURCHASE OF SECURITIES BEING OFFERED

         The Fund is not currently offering or selling its shares.

ITEM 8. REDEMPTION OR REPURCHASE

REDEEMING SHARES

IMPORTANT TAX NOTE: Any sale or exchange of shares in a non-retirement account could result in a taxable gain or a loss.

The ability to redeem (that is, sell or exchange) Fund shares by telephone is automatically established for your account unless you tell us in writing that you do not want this option.

To protect your account from unauthorized or fraudulent telephone instructions, Vanguard follows specific security procedures. When we receive a call requesting an account transaction, we require the caller to provide:

         -        Fund name.

         -        10-digit account number.

         -        Name and address exactly as registered on that account.

         - Social Security or Employee Identification number as registered on that account.

         If you call to sell shares, the sale proceeds will be made payable to you, as the registered shareholder, and mailed to your account's address of record.

         If we follow reasonable security procedures, neither the Fund nor Vanguard will be responsible for the authenticity of transaction instructions received by telephone. We believe that these procedures are reasonable and that, if we follow them, you bear the risk


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of any losses resulting from unauthorized or fraudulent telephone transactions on your account.

HOW TO SELL SHARES

You may withdraw any part of your account, at any time, by selling shares. Sale proceeds are normally mailed within two business days after Vanguard receives your request. The sale price of your shares will be the Fund's next-determined net asset value after Vanguard receives all required documents in good order.

         Good order means that the request includes:

         -        Fund name and account number.

         -        Amount of the transaction (in dollars or shares).

         -        Signatures of all owners exactly as registered on the account.

         -        Signature guarantees (if required).

         -        Any supporting legal documentation that may be required.

         -        Any certificates you are holding for the account.

         Sales or exchange requests received after the close of trading on the New York Stock Exchange (generally 4 p.m. Eastern time) are processed at the next business day's net asset value.

         The Fund reserves the right to close any non-retirement of UGMA/UTMA account whose balance falls below the minimum initial investment. The Fund will deduct a $10 annual fee if your non-retirement account balance falls below $2,500 or if your UGMA/UTMA account balance falls below $500. The fee is waived if your total Vanguard account assets are $50,000 or more.

         Some written requests require a signature guarantee from a bank, broker, or other acceptable institution. A notary public cannot provide a signature guarantee.

Investor Information    1-800-662-7447      Client Services     1-800-662-2739
                              Tele-Account   1-800-662-6273

HOW TO EXCHANGE SHARES

An exchange is the selling of shares of one Vanguard fund to purchase shares of another.



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Although we make every effort to maintain the exchange privilege, Vanguard reserves the right to revise or terminate the exchange privilege, limit the amount of an exchange, or reject any exchange, at any time, without notice.

         Because excessive exchanges can potentially disrupt the management of the Fund and increase transaction costs, Vanguard limits exchange activity to two substantive exchange redemptions (at least 30 days apart) from the Fund during any 12-month period. "Substantive" means either a dollar amount large enough to have a negative impact on the Fund or a series of movements between Vanguards funds.

         Before you exchange into a new Vanguard fund, be sure to read its prospectus. For a copy and for answers to questions you might have, call Investor Information.

SELLING OR                                          ACCOUNT TYPE:
EXCHANGING SHARES
                                                    ALL TYPES EXCEPT RETIREMENT:
BY TELEPHONE                                        Call Vanguard Tele-Account*
1-800-662-6273                                      24 hours a day--or Client
Vanguard Tele-Account                               Services during business
1-800-662-2739                                      hours--to sell or exchange
Client Services                                     shares. You can exchange
                                                    shares from this Fund to
                                                    open an account in another
                                                    Vanguard fund or to add to
                                                    an existing Vanguard fund
                                                    account with an identical
                                                    registration.


                                                    RETIREMENT:
                                                    You can exchange--but not
                                                    sell--shares by calling
                                                    Tele-Account or Client
                                                    Services.

                                                    *You must obtain a Personal
                                                    Identification Number
                                                    through Tele-Account at
                                                    least seven days before you
                                                    request your first
                                                    redemption.

BY MAIL                                             ALL TYPES EXCEPT RETIREMENT:
FIRST CLASS MAIL TO:                                Send a letter of instruction
The Vanguard Group                                  signed by all registered
Vanguard/Windsor Fund                               account holders. Include the
P.O. Box 1120                                       fund name and account number
Valley Forge, PA  19482                             and (if you are selling) a
EXPRESS OR REGISTERED                               dollar amount or number of
MAIL TO:                                            shares or (if you are
The Vanguard Group                                  exchanging) the name of the
Vanguard/Windsor Fund                               fund you want to exchange
455 Devon Park Drive                                into and a dollar amount or
Wayne, PA  19087                                    number of shares.

                                                    RETIREMENT: For information
                                                    on how to request
                                                    distributions from. . .


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                                                    - IRA's, call Client
                                                    Services.
                                                    - SEP-IRA's, 403(b)(7)
                                                    custodial accounts and
                                                    Profit-Sharing and Money
                                                    Purchase Pension (Keogh)
                                                    Plans, call Individual
                                                    Retirement Services at
                                                    1-800-662-2003. Depending on
                                                    your account registration
                                                    type, additional
                                                    documentation may be
                                                    required.

AUTOMATICALLY                                       ALL TYPES EXCEPT RETIREMENT;
                                                    Vanguard offers several ways
                                                    to sell or exchange shares
                                                    automatically (see "Services
                                                    and Account Features"). Call
                                                    Investor Information for the
                                                    appropriate booklet and
                                                    application if you did not
                                                    elect a feature when you
                                                    opened your account.



Investor Information   1-800-662-7447         Client Services   1-800-662-2739
                              Tele-Account    1-800-662-6273


REDEEMING SHARES

         It is important that you call Vanguard before you redeem a large dollar amount. We must consider the interests of all Fund shareholders and so reserve the right to delay your redemption proceeds--up to seven days--if the amount will disrupt the Fund's operation or performance.

                         A NOTE ON UNUSUAL CIRCUMSTANCES

Vanguard reserves the right to revise or terminate the telephone redemption privilege at any time, without notice. In addition, Vanguard can stop selling shares or postpone payment at times when the New York Stock Exchange is closed or under any emergency circumstances as determine by the United States Securities and Exchange Commission. If you experience difficulty making a telephone redemption during periods of drastic economic or market change, you can send us your request by regular or express mail. Follow the instructions on selling or exchanging shares by mail in the "Redeeming Shares" section.

ITEM 9. PENDING LEGAL PROCEEDINGS

         The Fund is not involved in any litigation.


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                               FORM N-1A, PART B



                          GEMINI II, INC. (THE "FUND")


                      STATEMENT OF ADDITIONAL INFORMATION


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1997.



ITEM 10. COVER PAGE -- NOT APPLICABLE.



ITEM 11. TABLE OF CONTENTS -- NOT APPLICABLE.



ITEM 12. GENERAL INFORMATION -- NOT APPLICABLE.



ITEM 13. INVESTMENT OBJECTIVE AND POLICIES



     The following policies supplement the investment objectives and policies set forth in Part A of the Fund's N-1A.



     PORTFOLIO TURNOVER. While the rate of portfolio turnover is not a limiting factor when the investment adviser deems changes appropriate, it is anticipated that the annual portfolio turnover rate for each series will not normally exceed 100%. A rate of turnover of 100% could occur, for example, if all of the securities in a series' portfolio are replaced within a period of one year.



     REPURCHASE AGREEMENTS. The Fund may invest in repurchase agreements with domestic banks, brokers or dealers, either for temporary defensive purposes due to market conditions, or to generate income from its excess cash balances. A repurchase agreement is an agreement under which the series acquires a money market instrument (generally a security issued by the U.S. Government or an agency thereof, a banker's acceptance or a certificate of deposit) from a domestic bank, broker or dealer, subject to resale to the seller at an agreed upon price and date (normally the next business day). A repurchase agreement may be considered a loan collateralized by securities. The resale price reflects an agreed upon interest rate effective for the period the instrument is held by the series and is unrelated to the interest rate on the underlying instrument. In these transactions, the securities acquired by the series (including accrued interest earned thereon) must have a total value in excess of the value of the repurchase agreement and are held by the Fund's custodian bank until repurchased. In addition, the Board of Directors will monitor the repurchase agreement transactions for each series generally and will establish guidelines and standards for review by the investment adviser of the creditworthiness of any bank, broker or dealer party to a repurchase agreement with the Fund. No more than an aggregate of 15% of the Fund's assets, at the time of investment, will be invested in repurchase agreements having maturities longer than seven days and in securities subject to legal or contractual restrictions on resale for which there are no readily available market quotations. See "Illiquid Securities" on page B-2.



     The use of repurchase agreements involves certain risks. For example, if the seller of the securities under an agreement defaults on its obligation to repurchase the underlying securities at a time when the value of these securities has declined, the series may incur a loss upon disposition of them. If the seller becomes insolvent and subject to liquidation or reorganization under bankruptcy or other laws, a bankruptcy court may determine that the underlying securities are collateral for a loan by the series not within the control of the series and therefore subject to sale by the trustee in bankruptcy. Finally, it is possible that the series may not be able to substantiate its interest in the underlying securities. While the Fund's management acknowledges these risks, it is expected that they can be controlled through careful monitoring procedures.



     LENDING OF SECURITIES. The Fund may lend its portfolio securities to qualified institutional investors who need to borrow securities in order to complete certain transactions, such as covering short sales, avoiding failures to deliver securities or completing arbitrage operations. By lending its portfolio securities, The Fund attempts to increase its income through the receipt of interest on the loan. Any gain or loss in the market price of the securities loaned that might occur during the term of the loan would be for the account of the series. The Fund may lend its portfolio securities to qualified brokers, dealers, domestic banks or other domestic financial institutions, so long as the terms, and the structure of such loans are not inconsistent with the Investment Company Act of 1940, or the Rules and Regulations or interpretations of the Securities and Exchange Commission (the "Commission") thereunder, which currently require that (a) the borrower pledge and maintain with the Fund collateral consisting of cash, an irrevocable letter of credit or securities issued or guaranteed by a domestic bank or the United States Government having a value at all times not less than 100% of the value of the securities loaned, (b) the borrower add to such collateral whenever the price of the securities loaned rises (i.e., the borrower "marks to the market" on a daily basis), (c) the loan be made subject to termination by the Fund at any time and (d) the Fund receives reasonable interest on the loan (which may include the Fund's investing any cash collateral in interest bearing short-term investments), any distributions on the loaned securities and any increase in their market value. The Fund will not lend portfolio securities if, as a result, the aggregate of such loans exceeds 33 1/3% of the value of the series' net assets. Loan arrangements made will comply with all other applicable regulatory requirements, including the rules of the New York Stock Exchange, which rules require the borrower, after notice, to redeliver the securities within the normal settlement time of three business days. All relevant facts and circumstances, including the creditworthiness of the broker, dealer or institution, will be considered in making decisions with respect to the lending of securities, subject to review by the Board of Directors.



     At the present time, the Staff of the Commission does not object if an investment company pays reasonable negotiated fees in connection with loaned securities, so long as such fees are set forth in a written contract and approved by the investment company's Directors. In addition, voting rights pass with the loaned securities, but if a material event occurs affecting an investment on loan, the loan must be called and the securities voted.



     FOREIGN INVESTMENTS. As indicated in Part A, Vanguard/Windsor Fund may include foreign securities to a certain extent. Investors should recognize that investing in foreign companies involves certain special considerations which are not typically associated with investing in U.S. companies.


     Country Risk As foreign companies are not generally subject to uniform accounting, auditing and financial reporting standards and practices comparable to those applicable to domestic companies, there may be less publicly available information about certain foreign companies than about domestic companies. Securities of some foreign companies are generally less liquid and more volatile than securities of comparable domestic companies. There is generally less government supervision and regulation of stock exchanges, brokers and listed companies than in the U.S. In addition, with respect to certain foreign countries, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect U.S. investments in companies in those countries.

     Although Vanguard/Windsor Fund will endeavor to achieve most favorable execution costs in its portfolio transactions in foreign securities, fixed commissions on many foreign stock exchanges are generally higher than negotiated commissions on U.S. exchanges. In addition, it is expected that the expenses for custodial arrangements of the Portfolios foreign securities will be somewhat greater than the expenses for the custodial arrangement for handling U.S. securities of equal value.

     Certain foreign governments levy withholding taxes against dividend and interest income. Although in some countries a portion of these taxes is recoverable, the non-recovered portion of foreign withholding taxes will reduce the income Vanguard/Windsor Fund receives from its foreign investments.

     Currency Risk Since the stocks of foreign companies are frequently denominated in foreign currencies, and since Vanguard/Windsor Fund may temporarily hold uninvested reserves in bank deposits in foreign currencies, the Fund will be affected favorably or unfavorably by changes in currency rates and in exchange control regulations, and may incur costs in connection with conversions between various currencies. The investment policies of Vanguard/Windsor Fund permit it to enter into forward foreign currency exchange contracts in order to hedge holdings and commitments against changes in the level of future currency rates. Such contracts involve an obligation to purchase or sell a specific currency at a future date at a price set at the time of the contract.

     ILLIQUID SECURITIES. Illiquid securities are securities that may not be sold or disposed of in the ordinary course of business within seven business days at approximately the value at which they are being carried on a Fund's books. An illiquid security includes repurchase agreements which have a maturity of longer than seven days, securities which are illiquid by virtue of the absence of a readily available market, and demand instruments with a demand notice exceeding seven days. Illiquid securities may include securities that are not registered under the Securities Act of 1933 (the "1933 Act"); however, unregistered securities that can be sold to "qualified institutional buyers" in accordance with Rule 144A under the 1933 Act will not be considered illiquid so long as it is determined by the Fund's advisor that an adequate trading market exists for the security.


     FUTURES CONTRACTS. The Fund may enter into stock futures contracts, options, and options on futures contracts only for the purpose of remaining fully invested and reducing transactions costs. Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. Futures contracts which are standardized as to maturity date and underlying financial instrument are traded on national futures exchanges. Futures exchanges and trading are regulated under the Commodity Exchange Act by the Commodity Futures Trading Commission ("CFTC"), a U.S. Government agency. Assets committed to Futures contracts will be segregated at the Fund's custodian bank to the extent required by law.


     Although futures contracts by their terms call for actual delivery or acceptance of the underlying securities, in most cases the contracts are closed out before the settlement date without the making or taking of delivery. Closing out an open futures position is done by taking an opposite position ("buying" a contract which has previously been "sold," "selling" a contract previously purchased) in an identical contract to terminate the position. Brokerage commissions are incurred when a futures contract is bought or sold.

     Futures traders are required to make a good faith margin deposit in cash or government securities with a broker or custodian to initiate and maintain open positions in futures contracts. A margin deposit is intended to assure completion of the contract (delivery or acceptance of the underlying security) if it is not terminated prior to the specified delivery date. Minimal initial margin requirements are established by the futures exchange and may be changed. Brokers may establish deposit requirements which are higher than the exchange minimums. Futures contracts are customarily purchased and sold on margin that may range upward from less than 5% of the value of the contract being traded.

     After a futures contract position is opened, the value of the contract is marked to market daily. If the futures contract price changes to the extent that the margin on deposit does not satisfy margin requirements, payment of additional "variation" margin will be required. Conversely, a change in the contract value may reduce the required margin, resulting in a repayment of excess margin to the contract holder. Variation margin payments are made to and from the futures broker for as long as the contract remains open. Each series expects to earn interest income on its margin deposits.

     Traders in futures contracts may be broadly classified as either "hedgers" or "speculators." Hedgers use the futures markets primarily to offset unfavorable changes in the value of securities otherwise held for investment purposes or expected to be acquired by them. Speculators are less inclined to own the securities underlying the futures contracts which they trade, and use futures contracts with the expectation of realizing profits from fluctuations in interest rates. Each series intends to use futures contracts only for bona fide hedging purposes.


     Regulations of the CFTC applicable to the Fund require that all of its futures transactions constitute bona fide hedging transactions. The Fund will only sell futures contracts to protect securities it owns against price declines or purchase contracts to protect against an increase in the price of securities it intends to purchase. As evidence of this hedging interest, each series expects that approximately 75% of its futures contract purchases will be "completed;" that is, equivalent amounts of related securities will have been purchased or are being purchased by the series upon sale of open futures contracts.


     Although techniques other than the sale and purchase of futures contracts could be used to control the exposure of the series' income to market fluctuations, the use of futures contracts may be a more effective means of hedging this exposure. While each series will incur commission expenses in both opening and closing out futures positions, these costs are lower than transaction costs incurred in the purchase and sale of portfolio securities.

     RESTRICTIONS ON THE USE OF FUTURES CONTRACTS. The Fund will not enter into futures contract transactions to the extent that, immediately thereafter, the sum of its initial margin deposits on open contracts exceeds 5% of the market value of the series' total assets. In addition, a series will not enter into futures contracts to the extent that its outstanding obligations to purchase securities under these contracts would exceed 20% of the series' total assets. Assets committed to futures contracts or options will be held in a segregated account at the Fund's custodian bank.



     RISK FACTORS IN FUTURES TRANSACTIONS. Positions in futures contracts may be closed out only on an exchange which provides a secondary market for such futures. However, there can be no assurance that a liquid secondary market will exist for any particular futures contract at any specific time. Thus, it may not be possible to close a futures position. In the event of adverse price movements, a series would continue to be required to make daily cash payments to maintain its required margin. In such situations, if the Fund has insufficient cash, it may have to sell portfolio securities to meet daily margin requirements at a time when it may be disadvantageous to do so. In addition, the Fund may be required to make delivery of the instruments underlying interest rate futures contracts it holds. The inability to close options and futures positions also could have an adverse impact on the ability to effectively hedge its portfolio. The Fund will minimize the risk that it will be unable to close out a futures contract by only entering into futures contracts which are traded on national futures exchanges and for which there appears to be a liquid secondary market.


     The risk of loss in trading futures contracts in some strategies can be substantial, due to the extremely high degree of leverage involved in futures pricing. As a result, a relatively small price movement in a futures contract may result in immediate and substantial loss (as well as gain) to the investor. For example, if at the time of purchase, 10% of the value of the futures contract is deposited as margin, a subsequent 10% decrease in the value of the futures contract would result in a total loss of the margin deposit, before any deduction for the transaction costs, if the account were then closed out. A 15% decrease would result in a loss equal to 150% of the original margin deposit if the contract were closed out. Thus, a purchase or sale of a futures contract may result in losses in excess of the amount invested in the contract. However, because the futures strategies of the series are engaged in only for hedging purposes, the advisers do not believe that the series are subject to the risks of loss frequently associated with futures transactions. The series would presumably have sustained comparable losses if, instead of the futures contract, it had invested in the underlying security and sold it after the decline.


     Utilization of futures transactions by the Fund does involve the risk of imperfect or no correlation where the securities underlying futures contracts have different maturities than the portfolio securities being hedged. It is also possible that the Fund could both lose money on futures contracts and also experience a decline in value of its portfolio securities. There is also the risk of loss by the Fund of margin deposits in the event of bankruptcy of a broker with whom the Fund has an open position in a futures contract or related option. Additionally, investments in futures and options involve the risk that the investment adviser will incorrectly predict stock market and interest rate trends.


     Most futures exchanges limit the amount of fluctuation permitted in futures contract prices during a single trading day. The daily limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day's settlement price at the end of a trading session. Once the daily limit has been reached in a particular type of contract, no trades may be made on that day at a price beyond that limit. The daily limit governs only price movement during a particular trading day and therefore does not limit potential losses, because the limit may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of future positions and subjecting some futures traders to substantial losses.


     FEDERAL TAX TREATMENT OF FUTURES CONTRACTS. The Fund is required for Federal income tax purposes to recognize as income for each taxable year its net unrealized gains and losses on futures contracts as of the end of the year as well as those actually realized during the year. In most cases, any gain or loss recognized with respect to a futures contract is considered to be 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the holding period of the contract. Furthermore, sales of futures contracts which are intended to hedge against a change in the value of securities held by a series may affect the holding period of such securities and, consequently, the nature of the gain or loss on such securities upon disposition. The series may be required to defer the recognition of losses on futures contracts to the extent of any unrecognized gains on related positions held by the series.


     In order for the Fund to continue to qualify for Federal income tax treatment as a regulated investment company, at least 90% of its gross income for a taxable year must be derived from qualifying income; i.e., dividends, interest, income derived from loans of securities, and gains from the sale of securities or foreign currencies, or other income derived from the fund's business of investing in securities or currencies. In addition, gains realized on the sale or other disposition of securities held for less than three months must be limited to less than 30% of the series' annual gross income. It is anticipated that any net gain realized from the closing of futures contracts will be considered gain from the sale of securities and therefore be qualifying income for purposes of the 90% requirement. In order to avoid realizing excessive gains on securities held less than three months, the series may be required to defer the closing out of futures contracts beyond the time when it would otherwise be advantageous to do so. It is anticipated that unrealized gains on futures contracts, which have been open for less than three months as of the end of the Fund's fiscal year and which are recognized for tax purposes, will not be considered gains on securities held less than three months for the purpose of the 30% test.



     The Fund will distribute to shareholders annually any net capital gains which have been recognized for Federal income tax purposes including unrealized gains at the end of the Fund's fiscal year, on futures transactions. Such distributions will be combined with distributions of capital gains realized on the Fund's other investments and shareholders will be advised on the nature of the payments.



                              REDEMPTION OF SHARES



     The Fund may suspend redemption privileges or postpone the date of payment
(i) during any period that the New York Stock Exchange is closed, or trading on the Exchange is restricted as determined by the Securities and Exchange Commission (the "Commission"); (ii) during any period when an emergency exists, as defined by the rules of the Commission, as a result of which it is not reasonably practicable for the Fund to dispose of securities owned by it, or to determine fairly the value of its assets; and (iii) for such other periods as the Commission may permit.



     No charge is made by the Company for redemptions. Any redemption may be more or less than the shareholder's cost, depending on the market value of the series' portfolio securities.



     SIGNATURE GUARANTEES. To protect your account, the Fund and Vanguard from fraud, signature guarantees are required for certain redemptions. A signature guarantee verifies the authenticity of your signature. Examples of situations in which signature guarantees are required are: (1) ALL REDEMPTIONS, REGARDLESS OF THE AMOUNT INVOLVED, WHEN THE PROCEEDS ARE TO BE PAID TO SOMEONE OTHER THAN THE REGISTERED ACCOUNT OWNER(S) AND/OR TO AN ADDRESS OTHER THAN THE ADDRESS OF RECORD; AND (2) SHARE TRANSFER REQUESTS. These requirements are not applicable to redemptions in Vanguard's prototype retirement plans, except in connection with: (1) distributions made when the proceeds are to be paid to someone other than the plan participant; (2) certain authorizations to effect exchanges by telephone; and (3) when proceeds are to be wired. These requirements may be waived by the Company in certain instances.


     Signature guarantees can be obtained from a bank, broker or any other guarantor that Vanguard deems acceptable. NOTARIES PUBLIC ARE NOT ACCEPTABLE GUARANTORS.

ITEM 14. MANAGEMENT OF THE FUND


OFFICERS AND DIRECTORS


     The Officers of the Fund manage its day-to-day operations and are responsible to the Funds' Boards of Directors. The Directors set broad policies for each Fund and choose its Officers. The following is a list of the Directors and Officers of the Funds and a statement of their present positions and principal occupations during the past five years. The mailing address of the Directors and Officers of the Funds is Post Office Box 876, Valley Forge, PA 19482.


JOHN C. BOGLE, Chairman and Director*                JOHN C. SAWHILL, Director
     Chairman and Director of The Vanguard           President and Chief Executive Officer, The
     Group, Inc., and each of the investment              Nature Conservancy; formerly, Director
     companies in The Vanguard Group;                     and Senior Partner, McKinsey & Co. and
     Director of The Mead Corporation,                    President, New York University; Director
     General Accident Insurance and                       of Pacific Gas and Electric Company,
     Chris-Craft Industries, Inc.                         Proctor & Gamble Company and NACCO
JOHN J. BRENNAN, President, Chief Executive               Industries.
Officer & Director*                                  JAMES O. WELCH, JR., Director
     President, Chief Executive Officer and          Retired Chairman of Nabisco Brands, Inc. and
     Director of The Vanguard Group, Inc. and             retired Vice Chairman and Director of
     each of the investment companies in The              RJR Nabisco; Director of TECO Energy,
     Vanguard Group.                                      Inc. and Kmart Corporation.
BARBARA BARNES HAUPTFUHRER, Director                 J. LAWRENCE WILSON, Director
     Director of The Great Atlantic and              Chairman and Chief Executive Officer, Rohm &
     Pacific Tea Company, Raytheon Company,               Haas Company; Director of Cummins Engine
     Knight- Ridder, Inc., Massachusetts                  Company; and Trustee of Vanderbilt
     Mutual Life Insurance Co., and ALCO                  University.
     Standard, Corp.; Trustee Emerita of
     Wellesley College.                              RAYMOND J. KLAPINSKY, Secretary*
                                                     Senior Vice President and Secretary of The
ROBERT E. CAWTHORN, Director                              Vanguard Group, Inc.; Secretary of each
     Chairman Emeritus and Director of Rhone-             of the investment companies in The
     Poulenc Rorer, Inc., Sun Company, Inc.               Vanguard Group.
     and Westinghouse Electric Corporation.          RICHARD F. HYLAND, Treasurer*
BRUCE K. MACLAURY, Director                          Treasurer of The Vanguard Group, Inc. and of
     President Emeritus of The Brookings                  each of the investment companies in The
     Institution; Director of American                    Vanguard Group.
     Express Bank, Ltd., The St. Paul
     Companies, Inc. and National Steel              KAREN E. WEST, Controller*
     Corporation.                                    Principal of The Vanguard Group, Inc.;
                                                          Controller of each of the investment
BURTON G. MALKIEL, Director                               companies in The Vanguard Group.
     Chemical Bank Chairman's Professor of           ---------------------------------------------
     Economics, Princeton University;
     Director of Prudential Insurance Co. of         *Officers of the Funds are "interested
     America, Amdahl Corporation, Baker              persons" as defined in the Investment Company
     Fentress & Co., The Jeffrey Co., and            Act of 1940.
     Southern New England Communications
     Company.
ALFRED M. RANKIN, JR., Director
     Chairman, President and Chief Executive
     Officer of NACCO Industries, Inc.;
     Director of The BFGoodrich Company, and
     The Standard Products Company.

THE VANGUARD GROUP


     The Fund is a member of The Vanguard Group of Investment Companies. Through their jointly-owned subsidiary, The Vanguard Group, Inc. ("Vanguard"), the Fund and the other Funds in the Group obtain at cost virtually all of their corporate management, administrative and distribution services. Vanguard also provides investment advisory services on an at-cost basis to certain of the Vanguard Funds.


     Vanguard employs a supporting staff of management and administrative personnel needed to provide the requisite services to the Funds and also furnishes the Funds with necessary office space, furnishings and equipment. Each Fund pays its share of Vanguard's total expenses which are allocated among the Funds under methods approved by the Board of Directors (Trustees) of each Fund. In addition, each Fund bears its own direct expenses, such as legal, auditing and custodian fees.

     The Funds' Officers are also Officers and employees of Vanguard. No Officer or employee owns, or is permitted to own, any securities of any external adviser for the Funds.

     The Vanguard Group adheres to a Code of Ethics established pursuant to Rule 17 j-1 under the Investment Company Act of 1940. The Code is designed to prevent unlawful practices in connection with the purchase or sale of securities by persons associated with Vanguard. Under Vanguard's Code of Ethics certain officers and employees of Vanguard who are considered access persons are permitted to engage in personal securities transactions. However, such transactions are subject to procedures and guidelines substantially similar to those recommended by the mutual fund industry and approved by the U.S. Securities and Exchange Commission.


     The Vanguard Group was established and operates under a Funds' Service Agreement which was approved by the shareholders of each of the Funds. The amounts which each of the Funds has invested in Vanguard are adjusted from time to time in order to maintain the proportionate relationship between each Fund's relative net assets and its contribution to Vanguard's capital. At December 31, 1996, the Fund had contributed capital of $38,000 to Vanguard, representing 0.2% of Vanguard's capitalization. The Funds' Service Agreement provides for the following arrangement: (a) each Vanguard Fund may invest up to 0.40% of its current net assets in Vanguard and (b) there is no other limitation on the amount that each Vanguard Fund may contribute to Vanguard's capitalization.



     MANAGEMENT. Corporate management and administrative services include: (1) executive staff; (2) accounting and financial; (3) legal and regulatory; (4) shareholder account maintenance; (5) monitoring and control of custodian relationships; (6) shareholder reporting; and (7) review and evaluation of advisory and other services provided to the Funds by third parties.


     DISTRIBUTION. Vanguard provides all distribution and marketing activities for the Funds in the Group. Vanguard Marketing Corporation, a wholly-owned subsidiary of The Vanguard Group, Inc., acts as Sales Agent for shares of the Funds in connection with any sales made directly to investors in the states of Florida, Missouri, New York, Ohio, Texas and such other states as may be required.

     The principal distribution expenses are for advertising, promotional materials and marketing personnel. Distribution services may also include organizing and offering to the public, from time to time, one or more new investment companies which will become members of the Group. The Directors and Officers of Vanguard determine the amount to be spent annually on distribution activities, the manner and amount to be spent on each Fund, and whether to organize new investment companies.


     One half of the distribution expenses of a marketing and promotional nature is allocated among the Funds based upon their relative net assets. The remaining one half of these expenses is allocated among the Funds based upon each Fund's sales for the preceding 24 months relative to the total sales of the Funds as a Group, provided, however, that no Fund's aggregate quarterly rate of contribution for distribution expenses of a marketing and promotional nature shall exceed 125% of the average distribution expense rate for the Group, and no Fund shall incur annual distribution expenses in excess of .02 of 1% of its average month-end net assets.

     INVESTMENT ADVISORY SERVICES. Vanguard also provides investment advisory services to Vanguard Windsor II, Vanguard Money Market Reserves, Vanguard Municipal Bond Fund, several Portfolios of Vanguard Fixed Income Securities Fund, Vanguard Pennsylvania Tax-Free Fund, Vanguard California Tax-Free Fund, Vanguard New York Insured Tax-Free Fund, Vanguard New Jersey Tax-Free Fund, Vanguard Ohio Tax-Free Fund, Vanguard Florida Insured Tax-Free Fund, Vanguard REIT Index Portfolio of Vanguard Specialized Portfolios, Vanguard Index Trust, Vanguard Bond Index Fund, Vanguard International Equity Index Fund, Vanguard Balanced Index Fund, Vanguard Admiral Funds, the Total International Portfolio of Vanguard STAR Fund, Vanguard Tax-Managed Fund, Aggressive Growth Portfolio of Vanguard Horizon Fund, Vanguard Institutional Index Fund, several Portfolios of Vanguard Variable Insurance Fund, a portion of Vanguard/Morgan Growth Fund as well as several indexed separate accounts. These services are provided on an at-cost basis by an investment management staff employed directly by Vanguard. The compensation and other expenses of this staff are paid by the Funds utilizing these services.


REMUNERATION OF DIRECTORS AND OFFICERS


     The Fund pays each Director who is not also an Officer an annual fee plus travel and other expenses incurred in attending Board meetings. The Fund's Officers and employees are paid by Vanguard which, in turn, is reimbursed by the Fund, and each other Fund in the Group, for its proportionate share of Officers' and employees' salaries and retirement benefits. For the fiscal year ended December 31, 1996, the Fund's proportionate share of remuneration for all Officers as a group was approximately $20,824 and its proportionate share of the amounts contributed to the retirement plans of all Officers as a group was approximately $300.


     Under its Retirement Plan, Vanguard contributes annually an amount equal to 10% of each Officer's annual compensation plus 5.7% of that part of the Officer's compensation during the year, if any, that exceeds the Social Security Taxable Wage Base then in effect. Under the Thrift Plan, all Officers are permitted to make pre-tax basic contributions in a maximum amount equal to 4% of total compensation. Vanguard matches the basic contributions on a 100% basis. Upon retirement, Directors who are not Officers are paid an annual fee based on the number of years of service on the Board, up to fifteen years of service. The fee is equal to $1,000 for each year of service and each investment company member of The Vanguard Group contributes a proportionate amount of this fee based on its relative net assets. This fee is paid, subsequent to a Director's retirement, for a period of ten years or until the death of a retired Director.


     The following table provides detailed information with respect to the amounts paid or accrued for the Directors and the Officers of the Company for whom the Company's proportionate share of remuneration exceeded $60,000, for the fiscal year ended December 31, 1996 and for all Directors and Officers as a group:



                                   GEMINI II

                               COMPENSATION TABLE


                                                    PENSION OR RETIREMENT
                                  AGGREGATE           BENEFITS ACCRUED           ESTIMATED           TOTAL COMPENSATION
                                 COMPENSATION            AS PART OF           ANNUAL BENEFITS      FROM ALL VANGUARD FUNDS
    NAMES OF DIRECTORS         FROM THE COMPANY       COMPANY EXPENSES        UPON RETIREMENT       PAID TO DIRECTORS(2)
---------------------------    ----------------     ---------------------     ----------------     -----------------------
John C. Bogle(1)                   $     --                $    --                      --                      --
John J. Brennan(1)                 $     --                $    --                      --                      --
Barbara Barnes Hauptfuhrer         $    111                $    17                $ 15,000                 $65,000
Robert E. Cawthorn                 $    111                $    14                $ 13,000                 $65,000
Bruce K. MacLaury                  $    121                $    17                $ 12,000                 $60,000
Burton G. Malkiel                  $    111                $    12                $ 15,000                 $65,000
Alfred M. Rankin, Jr.              $    111                $     9                $ 15,000                 $65,000
John C. Sawhill                    $    111                $    11                $ 15,000                 $65,000
James O. Welch, Jr                 $    111                $    13                $ 15,000                 $65,000
J. Lawrence Wilson                 $    111                $    10                $ 15,000                 $65,000



(1) As "Interested Directors", Mr. Bogle and Mr. Brennan receive no compensation for their service as Directors.

(2) The amounts reported in this column reflect the total compensation paid to each Director for their service as Director or Trustee of 34 Vanguard funds (33 in the case of Mr. Malkiel; 27 in the case of Mr. MacLaury).

ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES -- NOT APPLICABLE



ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES



DURATION AND TERMINATION OF INVESTMENT ADVISORY AGREEMENT



     The Fund's present agreement with Wellington Management Company ("WMC") continues in effect until January 31, 1998. The Agreement is renewable for successive one-year periods if specifically approved by a vote of the Fund's Board of Directors at a meeting called for the purpose of considering such approval. The Board's approval must include the affirmative votes of a majority of the Directors who are neither parties to the contract or "interested persons" of such parties (as defined in the Investment Company Act of 1940). In addition, the question of continuing an investment advisory agreement may be presented to shareholders. In such an event, the agreement would be continued only if approved by the affirmative vote of a majority of the outstanding shares of the Fund to which the agreement related.



     The investment advisory agreement is automatically terminated if assigned, and may be terminated without penalty at any time (1) by majority vote of either the Board of Directors or the Fund's outstanding shares upon 60 days' written notice to the adviser, or (2) by the adviser upon 90 days' written notice to the Fund.



     During the fiscal years ended December 31, 1994, 1995 and 1996 the Fund paid $1,161,000 before a performance increase of $319,000, $1,244,000 before a performance increase of $297,000 and $1,356,000 before a performance decrease of $185,000 to WMC as advisory fees, respectively.



MORE INFORMATION ON ADVISERS' INCENTIVE/PENALTY FEES



     In April 1972, the Securities and Exchange Commission ("SEC") issued Release No. 7113 under the Investment Company Act of 1940 to call the attention of directors and investment advisers to certain factors which must be considered in connection with investment company incentive fee arrangements. One of these factors is to "avoid basing significant fee adjustments upon random or insignificant differences" between the investment performance of a fund and that of the particular index with which it is being compared. The Release provides that "preliminary studies (of the SEC staff) indicate that as a 'rule of thumb' the performance difference should be at least P10 percentage points" annually before the maximum performance adjustment may be made. However, the Release also states that "because of the preliminary nature of these studies, the Commission is not recommending, at this time, that any particular performance difference exist before the maximum fee adjustment may be made." The Release concludes that the directors of a fund "should satisfy themselves that the maximum performance adjustment will be made only for performance differences that can reasonably be considered significant." The Board of Directors has fully considered the SEC Release and believes that the performance adjustments as included in the agreement with WMC is entirely appropriate although not within the P10 percentage points per year range suggested in the Release. Under the Funds' investment advisory agreements, the maximum performance adjustments are made at a difference of P12 and P9 percentage points from the performance of the respective index over a thirty-six month period, which would effectively be the equivalent of approximately P4 and P3 percentage points difference per year.



ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES



     WMC is authorized to (with the approval of the Board of Directors) select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. The investment advisory agreement directs WMC to use its best efforts to obtain the best available price and most favorable execution as to all transactions. WMC has undertaken to execute each investment transaction at a price and commission which provides the most favorable total cost or proceeds reasonably obtainable under the circumstances.



     In placing portfolio transactions, WMC will use its best judgment to choose the broker most capable of providing the brokerage services necessary to obtain best available price and most favorable execution. The full range and quality of brokerage services available will be considered in making these determinations. In those instances where it is reasonably determined that more than one broker can offer the brokerage services needed to obtain the best available price and most favorable execution, consideration may be given to those brokers which supply investment research and statistical information and provide other services in addition to execution services to the Fund and/or WMC. WMC considers such information useful in the performance of its obligations under the agreement, but is unable to determine the amount by which such services may reduce its expenses.



     The investment advisory agreements also incorporate the concepts of Section 28(e) of the Securities Exchange Act of 1934 by providing that, subject to the approval of the Board of Directors, each investment adviser may cause the series to pay a broker-dealer which furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction; provided that such commission is deemed reasonable in terms of either that particular transaction or the overall responsibilities of the adviser to the Fund and the other Funds in the Group.



     Currently, it is the Fund's policy that WMC may at times pay higher commissions in recognition of brokerage services felt necessary for the achievement of better execution of certain securities transactions that otherwise might not be available. WMC will only pay such higher commissions if it believes this to be in the best interest of the Fund. Some brokers or dealers who may receive such higher commissions in recognition of brokerage services related to execution of securities transactions are also providers of research information to an investment adviser and/or the Fund. However, WMC has informed the Fund that it will not pay higher commission rates specifically for the purpose of obtaining research services.



     During the fiscal years ended December 31, 1994, 1995 and 1996 the Fund paid $220,122, $603,267 and $175,475 in brokerage commissions, respectively.



     Some securities considered for investment by the Fund may also be appropriate for other Funds and/or clients served by the investment adviser. If purchase or sale of securities consistent with the investment policies of the Fund and one or more of these other Funds or clients served by the investment adviser are considered at or about the same time, transactions in such securities will be allocated among the several Funds and clients in a manner deemed equitable by the investment adviser.



ITEM 18. CAPITAL STOCK AND OTHER SECURITIES -- NOT APPLICABLE.



ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED.



     Reference is made to the response to Item 13, captioned "Redemption of Shares."



ITEM 20. TAX STATUS -- NOT APPLICABLE.



ITEM 21. UNDERWRITERS -- NOT APPLICABLE.



ITEM 22. CALCULATION OF PERFORMANCE DATA -- NOT APPLICABLE.



ITEM 23. FINANCIAL STATEMENTS.



     The Funds' Financial Statements for the year ended December 31, 1996, including the financial highlights for each of the five fiscal years in the period ended December 31, 1996, appearing in the Gemini II 1996 Annual Report to Shareholders, and the reports thereon of Price Waterhouse LLP, independent accountants, also appearing therein, are incorporated by reference in this Part
B. For a more complete discussion of a
Fund's performance, please see the Fund's 1996 Annual Report to Shareholders, which may be obtained without charge.

                                     PART C


                                GEMINI II, INC.


                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS
     (A) FINANCIAL STATEMENTS


     The Registrant's audited financial statements for the year ended December 31, 1996, including Price Waterhouse LLP's reports thereon, are incorporated by reference, in the Statement of Additional Information, from the Registrant's 1996 Annual Reports which have been filed with the Commission as Exhibits to this Registration Statement. The financial statements included in each of the Annual Reports are:



     1. Statement of Net Assets as of December 31, 1996.


     2. Statement of Operations for the year ended December 31, 1996.


     3. Statement of Changes in Net Assets for the years ended December 31, 1995 and December 31, 1996.


     4. Financial Highlights for each of the five years in the period ended December 31, 1996.

     5. Notes to Financial Statements.
     6. Report of Independent Accountants.

     (B) EXHIBITS


     1. Articles of Amendment and Restatement of GEMINI II, Inc. dated March 3, 1997*

     2. By-Laws of Registrant
     3. Not Applicable
     4. Not Applicable

     5. Investment Advisory Agreement

     6. Not Applicable
     7. Reference is made to the section entitled "Management of the Fund" in the Registrant's Statement of Additional Information
     8. Form of Custody Agreement
     9. Form of Vanguard Service Agreement

   10. Not Applicable


   11. Not Applicable


   12. Not Applicable

   13. Not Applicable
   14. Not Applicable
   15. Not Applicable

   16. Not Applicable

---------------
* Filed herewith

ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT


     Registrant is not controlled by or under common control with any person. The officers of the Registrant and the other investment companies in The Vanguard Group of Investment Companies are identical. In addition, the Officers of the Registrant are also Officers of The Vanguard Group, Inc. Reference is made to applicable sections of Part A and Part B of this Registration Statement.

ITEM 26. NUMBER OF HOLDERS OF SECURITIES


     As of December 31, 1996 the number of shareholders of the Fund was as follows: 1,753


ITEM 27. INDEMNIFICATION

     Reference is made to Article XI of Registrant's Articles of Incorporation.


ITEM 28. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER



     Wellington Management Company, LLP ("Wellington Management") is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The list required by this Item 28 of officers and partners of Wellington Management, together with any information as to any business profession, vocation or employment of a substantial nature engaged in by such officers and partners during the past two years, is incorporated herein by reference to Schedules A and D of Form ADV filed by Wellington Management pursuant to the Advisers Act (SEC File No. 801-159089).


ITEM 29. PRINCIPAL UNDERWRITERS

     (a) None

     (b) Not Applicable

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     The books, accounts and other document required by Section 31(a) under the Investment Company Act and the rules promulgated thereunder will be maintained in the physical possession of Registrant; Registrant's Transfer Agent, The Vanguard Group, Inc. c/o The Vanguard Financial Center, Valley Forge, Pennsylvania 19482; and Registrant's Custodian, State Street Bank & Trust Company, Boston, Mass.

ITEM 31. MANAGEMENT SERVICES


     Other than the Amended and Restated Funds' Service Agreement with The Vanguard Group, Inc. which was previously filed as Exhibit 9(c) and described in Part B hereof, the Registrant is not a party to any management-related service contract.


ITEM 32. UNDERTAKINGS

     Registrant hereby undertakes to comply with the provisions of Section 16(c) of the Investment Company Act of 1940 in regard to shareholders' rights to call a meeting of shareholders for the purpose of voting on the removal of directors and to assist in shareholder communications in such matters, to the extent required by law.


     Registrant hereby undertakes to provide an Annual Report to Shareholders free of charge, upon request.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Valley Forge and the Commonwealth of Pennsylvania, on the 5th day of March, 1997.


                                       VANGUARD/WINDSOR FUNDS, INC.

                                       BY:          RAYMOND J. KLAPINSKY
                                                 (Raymond J. Klapinsky)
                                                    John J. Brennan*,
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


                 SIGNATURES                                TITLE                  DATE
---------------------------------------------    -------------------------    -------------
         BY:              RAYMOND J.             Chairman of the Board and    March 5, 1997
                   KLAPINSKY                     Director
           (Raymond J. Klapinsky)
               John C. Bogle*
         BY:              RAYMOND J.             President, Chief             March 5, 1997
                   KLAPINSKY                     Executive Officer and
                                                 Director
           (Raymond J. Klapinsky)
              John J. Brennan*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
             Robert E. Cawthorn*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
           Barbara B. Hauptfuhrer*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
             Burton G. Malkiel*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
           Alfred M. Rankin, Jr.*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
              John C. Sawhill*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
             Bruce K. MacLaury*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
            James O. Welch, Jr.*
         BY:              RAYMOND J.             Director                     March 5, 1997
                   KLAPINSKY
           (Raymond J. Klapinsky)
             J. Lawrence Wilson*
         BY:              RAYMOND J.             Treasurer and Principal      March 5, 1997
                   KLAPINSKY                     Financial Officer and
                                                 Accounting Officer
           (Raymond J. Klapinsky)
             Richard F. Hyland*


* By Power of Attorney. See 1933 Act File No. 2-14336, January 23, 1990. Incorporated by Reference.

                               INDEX TO EXHIBITS


Articles of Amendment and Restatement................................................  EX-99-B1